Exhibit 10.2

Entrustment Agreement

Consignor:	Jiyuan Tianlong Coking Co., Ltd.

Consignee:	Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd.

Based upon mutual sincerity, trust and cooperation, the parties agree as follows:

1.	Scope of Entrustment Service

Management of safety, production, technology, financial and operational matters relating to the assets of Jiyuan Tianlong recorded at December 18, 2013.

2.	Term of Entrustment

From December 18, 2013 to December 17, 2018, for total of 5 years

3.	Rights and Obligations of Both Parties

(a)	Obligations of Consignor

(i)	Subject to Consignor’s rights, Consignor must allow consignee to complete all entrusted matters.

(ii)	Consignor must transfer all entrusted equipment and related files, information and data to Consignee, and complete all transfer procedure.

(iii)	Consignor shall be responsible for all liabilities incurred prior to the entrustment, and must not allow any such liabilities to affect Consignee’s ability to manage production and operation.

(iv)	Upon the expiration or earlier termination of the entrustment period, Consignor must take back from Consignee all entrusted equipment, files, information and data.

(b)	Obligations of Consignee

(i)	Consignee must complete all entrusted matters within the scope of Consignor’s entrustment and the entrustment period, and must provide a completed work summary and related accounting of the entrusted matters upon request.

(ii)	Consignee shall be solely responsible for its management and any profit and loss.

(iii)	Consignee shall complete all entrusted matters independently, and may not assign any such matters without Consignor’s prior written consent.

(iv)	Consignee may evaluate and audit Consignor’s assets in accordance with Chinese and United States securities laws, and based upon third-party reports, acquire such assets. Consignee shall establish a branch office to manage such assets of Consignor, with any tax reimbursement to be applied against Consignor’s liabilities.

(v)	Upon the expiration of the entrustment period, Consignee must return all equipment, files, information and data to Consignor, excepting those it has acquired.

4.	Entrustment Fee

RMB 100,000.00 per year

5.	Liability for Breach

If any party causes any damage to the other party as a result of its performance of its obligations under the agreement, such breaching party shall, in addition to continuing such obligations, take remedial measures or compensate for such damage.

6.	Dispute Resolution

The parties will attempt to resolve any dispute by negotiation. If negotiation is unsuccessful, then the dispute shall be resolved in accordance with applicable laws.

7.	Other Terms

(a)	The parties shall negotiate on any matters not addressed herein, and supplement the agreement accordingly. Any such supplement shall have the same legal effect as this agreement.

(b)	This agreement shall take effect upon the parties’ signatures or seals.

(c)	This agreement shall be in six copies, with each party holding three copies.

Consignor: (sealed)	Consignee: (sealed)

Legal representative: /s/ HUANG Zhongping	Legal representative: /s/ LV Jianhua

Date: 12/18/2018	Date: 12/18/2018